For Immediate Release

FERRO REPORTS ADJUSTED EPS OF $0.19 FOR FIRST QUARTER 2014

•	First Quarter 2014 Income from Continuing Operations Increases to $17 Million from $9 Million in First Quarter 2013

•	Adjusted Gross Profit Margin, as Percent of Value-Added Sales, Increases to 23.6% from 20.8%

•	First Quarter 2014 EBITDA of $43 Million

•	Full-year 2014 Adjusted EPS Guidance Increases to $0.68 — $0.73

CLEVELAND, Ohio – April 23, 2014 – Ferro Corporation (NYSE: FOE, the “Company”) today reported results for the first quarter ended March 31, 2014. First quarter income from continuing operations attributable to common shareholders was $0.20 per diluted share compared with $0.11 per diluted share in the first quarter of 2013. On an adjusted basis, earnings per diluted share were $0.19 compared with earnings of $0.10 per diluted share in the first quarter of 2013. The Company attributed the increase in profitability to the continued successful execution of its value creation strategy and improved operating results in its Performance Materials operating group, particularly in the Performance Colors and Glass segment. The results in both years include a number of charges relating to, among other items, restructuring activities and asset impairments. Please refer to the supplemental tables at the end of this release for additional information concerning adjusted financial results.

Peter Thomas, President and Chief Executive Officer, commented, “I’m pleased with our results for the first quarter, particularly as it pertains to our core performance materials segments, including Performance Coatings and Performance Colors and Glass, where we achieved solid aggregate value-added sales growth of 5% and higher gross profit margins. Volume growth in these two segments was 9% and 7%, though the volume gains were partially offset by lower average selling prices and mix. In the first quarter, our adjusted gross profit margin, as a percent of value-added sales, increased by nearly 300 basis points to 23.6% compared with the same period last year, primarily due to higher volumes and our cost savings initiatives. We remain on track for achieving more than $100 million of total cost savings by the end of 2015.”

Thomas continued, “Despite the strong start to the year, we continue to face business challenges, including reduced demand in the Polymer Additives and the Pigments, Powders and Oxides segments, competitive pricing pressure in key product lines, political instability in certain geographies, and reduced macro-economic growth prospects in some regions, including China. Based on our first-quarter performance, cost savings efforts and current sales trends, we expect adjusted earnings per share for 2014 to be in the range of $0.68 to $0.73, up from previous guidance of $0.65 to $0.70.”

2014 First-Quarter Results

Ferro reported net sales of $392 million in the first quarter of 2014, compared with net sales of $418 million in the first quarter of 2013. Value-added sales, which exclude precious metal sales, decreased 2% to $378 million from $387 million in the first quarter last year. Adjusting for the impact of business lines exited during 2013 (approximately $8 million), value-added sales were essentially flat. Sales were also adversely impacted by continued product deselection of phthalates in the Polymer Additives segment. This led to a reduction in sales of approximately $11 million. Adjusting for business lines exited and the impact of phthalate deselection, value-added sales in the Company’s underlying businesses increased by approximately 3%.

The Company’s Performance Colors and Glass and Performance Coatings segments experienced the highest levels of sales growth with value-added sales increasing by 8% and 3%. Value-added sales in the Specialty Plastics segment increased by 1%, but declined in the Pigments, Powders and Oxides (“PPO”) and the Polymer Additives segments. Adjusting for 2013 dispositions and the impact of phthalates deselection, value-added sales declined by 3% in PPO and 1% in Polymer Additives.

Gross profit was $89 million for the quarter, compared with $79 million for the first quarter of 2013. Excluding special charges, adjusted gross profit was $89 million (23.6% of value-added sales) compared with $80 million (20.8% of value-added sales) in the prior-year period.

Selling, general and administrative (“SG&A”) expenses were $58 million compared with expenses of $62 million in the prior-year quarter. Excluding special items in both periods, SG&A expenses declined 6% to $57 million from $61 million. Adjusted SG&A expenses for the first quarter of 2014 exclude special charges of $0.4 million compared with special charges of $1 million in the same period last year.

During the first quarter of both years, the Company incurred restructuring and impairment charges related to ongoing efforts to restructure operations and exit underperforming assets. The charge in the first quarter of 2014 was $4 million compared with $9 million in the same period last year.

Income from continuing operations for the quarter ended March 31, 2014, was $17 million, or $0.20 per diluted share, compared with $9 million, or $0.11 per diluted share, in the first quarter of 2013. Adjusted income attributable to common shareholders was $17 million, or $0.19 per diluted share, compared $8 million, or $0.10 per diluted share, in the prior-year quarter.

Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $43 million, compared with $32 million in the same period last year. Adjusted EBITDA margins, as a percentage of value-added sales, were 11.3% in the first quarter of 2014 and 8.2% in the same period last year.

Outlook

Based on the first-quarter 2014 performance, the Company expects adjusted earnings for 2014 to be in the range of $0.68 to $0.73 per diluted share. Value-added sales for 2014 are expected to increase by 3.6% over 2013 levels, as adjusted for dispositions in 2013 ($27 million impact) and continued deselection of phthalates in the Polymer Additives segment (approximately $30 million impact).

The 2014 adjusted gross profit margin, expressed as a percent of value-added sales, is expected to be approximately 22%, and SG&A expenses, excluding pension adjustments and special items, are expected to be approximately 14% of value-added sales.

The Company expects to use approximately $25 million in cash in 2014. Uses of cash will include ongoing funding of restructuring efforts and capital spending of approximately $65 million, with the largest commitment of capital associated with the previously announced investment in manufacturing capacity in Belgium for dibenzoates, a phthalate replacement.

The Company also reaffirms its prior 2015 adjusted earnings per share target in excess of $1.00 per diluted share.

Conference Call

The Company will host a conference call to discuss its first-quarter financial results and current outlook for 2014 on Thursday, April 24, 2014, at 10:00 a.m. Eastern Time. To listen to the call, dial 800-354-6885 if calling from the United States or Canada, or dial 303-223-2685 if calling from outside North America. Please call approximately 10 minutes before the conference call is scheduled to begin.

An audio replay of the call will be available through noon Eastern Time on May 1. To access the replay, dial 800-633-8284 if calling from the United States or Canada, or dial 402-977-9140 if calling from outside North America. Use the program ID #21713552 to access the audio replay.

The conference call also will be broadcast live over the Internet and will be available for replay through May 31, 2014. The live broadcast and replay can be accessed through the Investor Information portion of the Company’s Web site at www.ferro.com. A podcast of the conference call also will be available on the site.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials and chemicals for manufacturers. Ferro products are sold into the building and construction, automotive, appliances, electronics, household furnishings, and industrial products markets. Headquartered in Mayfield Heights, Ohio, the Company has approximately 4,330 employees globally and reported 2013 sales of $1.6 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks, and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

•	demand in the industries into which Ferro sells its products may be unpredictable, cyclical, or heavily influenced by consumer spending;

•	Ferro’s ability to continue to successfully implement its value creation strategy, including its ability to successfully implement and/or administer its cost-saving initiatives, including its restructuring programs and indirect spend optimization initiative, and to produce the desired results, including projected savings;

•	risks associated with outsourcing certain functions to third parties;

•	restrictive covenants in the Company’s credit facilities could affect its strategic initiatives and liquidity;

•	Ferro’s ability to access capital markets, borrowings, or financial transactions;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	the impact of interruption, damage to, failure, or compromise of the Company’s information systems;

•	the availability of reliable sources of energy and raw materials at a reasonable cost;

•	currency conversion rates and economic, social, regulatory, and political conditions around the world;

•	Ferro’s presence in certain geographic regions, including Latin America, Asia-Pacific, Northern Africa and Russia, where it can be difficult to compete lawfully;

•	increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety and the environment;

•	Ferro’s ability to successfully introduce new products or enter into new growth markets;

•	Ferro’s ability to complete future acquisitions or dispositions, or successfully integrate future acquisitions;

•	sale of products into highly regulated industries;

•	limited or no redundancy for certain of the Company’s manufacturing facilities and possible interruption of operations at those facilities;

•	competitive factors, including intense price competition;

•	Ferro’s ability to protect its intellectual property or to successfully resolve claims of infringement brought against it;

•	the impact of operating hazards and investments made in order to meet stringent environmental, health and safety regulations;

•	Ferro’s multi-jurisdictional tax structure;

•	the impact of the Company’s performance on its ability to utilize significant deferred tax assets;

•	the effectiveness of strategies to increase Ferro’s return on capital;

•	stringent labor and employment laws and relationships with the Company’s employees;

•	the impact of requirements to fund employee benefit costs, especially post-retirement costs;

•	implementation of new business processes and information systems;

•	exposure to lawsuits in the normal course of business;

•	risks and uncertainties associated with intangible assets;

•	Ferro’s borrowing costs could be affected adversely by interest rate increases;

•	liens on the Company’s assets by its lenders affect its ability to dispose of property and businesses;

•	Ferro may not pay dividends on its common stock in the foreseeable future; and

•	other factors affecting the Company’s business that are beyond its control, including disasters, accidents and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information, or circumstances that arise after the date of this release. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the period ended December 31, 2013.

# # #

Contacts:

Investor Contact:
John Bingle, 216-875-5411
Treasurer and Director of Investor Relations
john.bingle@ferro.com

or

Media Contact:
Mary Abood, 216-875-5401
Director, Corporate Communications
mary.abood@ferro.com

Table 1
Ferro Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
	Three months ended
	March 31,
(Dollars in thousands, except share and per share amounts)	(Unaudited)
	2014	2013
Net sales	$391,735	$417,524
Cost of sales	302,261	338,287

Gross profit	89,474	79,237
Selling, general and administrative expenses	57,576	61,592
Restructuring and impairment charges	4,352	9,454
Other expense (income):
Interest expense	5,884	7,297
Interest earned	(15)	(53)
Foreign currency losses, net	1,367	1,506
Miscellaneous expense (income), net	846	(10,516)

Income before income taxes	19,464	9,957
Income tax expense	2,732	1,016

Income from continuing operations	16,732	8,941
Loss from discontinued operations, net of income taxes	—	(8,421)
Net income	16,732	520
Less: Net loss attributable to noncontrolling interests	(472)	(363)

Net income attributable to Ferro Corporation	$17,204	$883

Earnings per share attributable to Ferro Corporation common shareholders:
Basic earnings (loss) per share
From continuing operations	$0.20	$0.11
From discontinued operations	—	(0.10)

	$0.20	$0.01

Diluted earnings (loss) per share
From continuing operations	$0.20	$0.11
From discontinued operations	—	(0.10)

	$0.20	$0.01

Shares outstanding:
Weighted-average basic shares	86,778,032	86,438,572
Weighted-average diluted shares	87,990,294	86,774,574
End-of-period basic shares	86,924,138	86,568,385

Table 2
Ferro Corporation and Subsidiaries
Segment Net Sales and Gross Profit
	Three months ended
	March 31,
(Dollars in thousands)	(Unaudited)
	2014	2013
Segment Net Sales
Pigments, Powders and Oxides	$30,048	$54,787
Performance Colors and Glass	103,370	98,127
Performance Coatings	143,263	138,902
Polymer Additives	69,743	80,869
Specialty Plastics	45,311	44,839

Total Segment Net Sales	$391,735	$417,524

Segment Gross Profit
Pigments, Powders and Oxides	$6,930	$8,173
Performance Colors and Glass	34,372	27,258
Performance Coatings	33,243	28,592
Polymer Additives	7,437	8,854
Specialty Plastics	7,870	7,389
Other costs of sales	(378)	(1,029)

Total Gross Profit	$89,474	$79,237
Selling, general and administrative expenses	$57,576	$61,592
Restructuring and impairment charges	4,352	9,454
Other expense (income), net	8,082	(1,766)

Income before income taxes	$19,464	$9,957

Table 3
Ferro Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in thousands)	March 31,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$41,088	$ 28,328
Accounts receivable, net	318,838	287,925
Inventories	210,758	190,216
Deferred income taxes	7,791	6,584
Other receivables	22,043	25,775
Other current assets	12,513	16,561
Total current assets	613,031	555,389
Property, plant and equipment, net	293,963	297,104
Goodwill	63,547	63,473
Amortizable intangible assets, net	12,598	13,027
Deferred income taxes	19,020	19,451
Other non-current assets	59,954	59,748
Total assets	$1,062,113	$1,008,192

Liabilities and Equity
Current liabilities:
Loans payable and current portion of long-term debt	$44,400	$ 44,230
Accounts payable	193,654	153,877
Accrued payrolls	29,886	44,509
Accrued expenses and other current liabilities	64,013	71,115
Total current liabilities	331,953	313,731

Long-term debt, less current portion	313,557	267,469
Postretirement and pension liabilities	94,995	120,527
Other non-current liabilities	28,745	32,622

Total liabilities	769,250	734,349
Shareholders’ equity	281,396	261,518
Noncontrolling interests	11,467	12,325

Total liabilities and equity	$1,062,113	$1,008,192

Table 4
Ferro Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Three months ended
	March 31,
(Dollars in thousands)	(Unaudited)
	2014	2013
Cash flows from operating activities
Net income	$16,732	$520
Loss on sale of assets and businesses	104	(10,895)
Depreciation and amortization	11,336	13,264
Restructuring and impairment charges	(5,134)	1,859
Accounts receivable	(32,755)	(13,946)
Inventories	(21,427)	(6,095)
Accounts payable	36,590	8,233
Other changes in current assets and liabilities, net	(13,918)	(13,579)
Other adjustments, net	(13,768)	3,533

Net cash used for operating activities	(22,240)	(17,106)
Cash flows from investing activities
Capital expenditures for property, plant and equipment and other long-lived assets	(12,163)	(8,178)
Proceeds from sale of assets	652	15,109
Proceeds from sale of stock of Ferro Pfanstiehl Laboratories, Inc.	—	16,912
Other investing activities	—	1,119

Net cash (used for) provided by investing activities	(11,511)	24,962
Cash flow from financing activities
Net borrowings (repayments) under loans payable	523	(9,635)
Proceeds from revolving credit facility	155,301	110,133
Payments on revolving credit facility	(109,008)	(106,094)
Other financing activities	(221)	1,409

Net cash provided by (used for) financing activities	46,595	(4,187)
Effect of exchange rate changes on cash and cash equivalents	(84)	(348)

Increase in cash and cash equivalents	12,760	3,321
Cash and cash equivalents at beginning of period	28,328	29,576

Cash and cash equivalents at end of period	$41,088	$32,897

Cash paid during the period for:
Interest	$10,870	$12,308
Income taxes	$941	$1,548

Table 5
Ferro Corporation and Subsidiaries
Supplemental Information
Reconciliation of Reported Income to Adjusted Income
for the Three Months Ended March 31 (Unaudited)
(Dollars in		Selling, general and				Net (loss) income
thousands, except		administrative	Restructuring and		Income tax (benefit)	attributable to common	Diluted earnings
per share amounts)	Cost of sales	expenses	impairment charges	Other expense, net	expense	shareholders	(loss) per share

				Three months ended March 31, 2014

As reported	302,261	57,576	4,352	$8,082	2,732	17,204	$0.20
Special items:
Restructuring			(4,352)		1,567	2,785	0.03
Other1	209	(414)		(1,859)	743	1,321	0.02
Taxes2					4,275	(4,275)	(0.05)
Noncontrolling Interest						(461)	(0.01)

Total special items	209	(414)	(4,352)	(1,859)	6,585	(630)	(0.01)
As adjusted	$302,470	$57,162	$—	$6,223	$9,317	$16,574	$0.19

				Three months ended March 31, 2013

As reported	338,287	61,592	9,454	(1,766)	1,016	883	$0.01
Special items:
Restructuring	—	—	(9,454)	—	3,403	6,051	0.07
Other1	(1,127)	(1,069)	—	8,856	(2,398)	(4,262)	(0.05)
Taxes2	—	—	—	—	2,569	(2,569)	(0.03)
Solar pastes 3						205
Discontinued operations						8,421	0.10
Noncontrolling Interest						(394)	—

Total special items	(1,127)	(1,069)	(9,454)	8,856	3,574	7,452	0.09

As adjusted	$337,160	$60,523	$—	$7,090	$4,590	$8,335	$0.10

1)	Includes certain severance costs, ongoing costs at facilities that have been idled, gain/loss on divestitures, proxy contest related costs and certain business development activities, and certain costs related to divested businesses and product lines and the overall financial impact of currency related items in South America. We believe this data provides investors with additional useful information on the underlying operations of the business and enables period-to-period comparability of financial performance.

2)	Adjustment of reported earnings and of special items to a normalized 36% rate for 2014 and 2013.

3)	Adjustment to exclude the operations of the Solar Pastes product line prior to the completion of the transaction on February 6, 2013, where certain Solar Pastes assets were sold and the Company exited the product line. We believe this adjustment, in combination with the adjustment to exclude the gain on the sale of Solar Pastes assets of $8,856 included within the adjustments to the Other Expense, Net, provides investors with additional information on the underlying operations of the business.

It should be noted that adjusted earnings and earnings per share are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  The adjusted earnings and earnings per share presented here exclude certain special items including, restructuring  charges, severance costs, costs at facilities that have been idled, gain/loss on divestitures, proxy contest related costs, the overall financial impact of currency related items in South America and certain business development costs.  We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance.  In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

Table 6
Ferro Corporation and Subsidiaries
Supplement Information
Reconciliation of Segment Net Sales Excluding Precious Metals to Net Sales and Schedule of Adjusted Gross Profit (Unaudited)
	Three months ended
(Dollars in thousands)	March 31,
	2014		2013
Pigments, Powders and Oxides	$26,993		$35,505
Performance Colors and Glass	93,139		86,672
Performance Coatings	143,263		138,902
Polymer Additives	69,743		80,869
Specialty Plastics	45,311		44,839

Total segment net sales excluding precious metals	378,449		386,787
Sales of precious metals	13,286		30,737
Total net sales	$391,735		$417,524

Net sales excluding precious metals	$378,449		$386,787
Adjusted cost of sales	302,470		337,160
Cost of sales from precious metals	(13,286)		(30,737)

Adjusted cost of sales excluding precious metals	289,184		306,423

Adjusted gross profit	$89,265		$80,364

Adjusted gross profit percentage	23.6	%	20.8	%

It should be noted that segment net sales excluding precious metals, adjusted cost of sales and adjusted gross profit are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The sales are presented here to exclude the impact of volatile precious metal raw material costs. The precious metal raw material costs are generally passed through directly to customers with minimal margin. Adjusted gross profit and adjusted cost of sales excludes special items, primarily comprised of costs at facilities that have been idled and certain costs related to divested businesses and product lines. We believe this data provides investors with additional useful information on the underlying operations of the business and enables period-to-period comparability of financial performance.

Table 7
Ferro Corporation and Subsidiaries
Supplemental Information
Segment Detail
	Three months ended
(Dollars in thousands)	March 31,
Performance Materials	2014	2013
Sales

Pigments, Powders & Oxides	$30,048	$54,787
Performance Colors & Glass	103,370	98,127
Performance Coatings	143,263	138,902

Total Performance Materials Sales	$276,681	$291,816
Gross profit

Pigments, Powders & Oxides	$6,930	$8,173
Performance Colors & Glass	34,372	27,258
Performance Coatings	33,243	28,592
Total Performance Materials Gross Profit	74,545	64,023
Selling, general and administrative charges	34,055	40,228
Performance Materials Operating Profit	$40,490	$23,795

Performance Chemicals
Sales

Polymer Additives	$69,743	$80,869
Specialty Plastics	45,311	44,839

Total Performance Chemicals Sales	$115,054	$125,708
Gross Profit

Polymer Additives	$7,437	$8,854
Specialty Plastics	7,870	7,389
Total Performance Chemicals Gross Profit	$15,307	$16,243
Selling, general and administrative charges	5,581	6,248
Performance Chemicals Operating Profit	$9,726	$9,995

Table 8
Ferro Corporation and Subsidiaries
Supplemental Information
Reconciliation of Operating Group Non-GAAP Measures to Consolidated GAAP Balances
	Three months ended
(Dollars in thousands)	March 31,
	2014	2013
Total Sales	$391,735	$417,524
Performance Materials	$74,545	$64,023
Performance Chemicals	15,307	16,243
Other cost of sales	(378)	(1,029)

Total gross profit	$89,474	$79,237
Performance Materials	$34,055	$40,228
Performance Chemicals	5,581	6,248
Corporate	17,940	15,116

Total selling, general and administrative charges	$57,576	$61,592
Total operating profit	$31,898	$17,645
Restructuring and impairment charges	4,352	9,454
Interest expense	5,884	7,297
Interest earned	(15)	(53)
Foreign currency losses, net	1,367	1,506
Miscellaneous expense (income), net	846	(10,516)

Income from continuing operations before taxes	$19,464	$9,957

It should be noted that operating group sales, gross profit, selling, general and administrative charges, and operating profit are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The respective information has been aggregated in a manner consistent with the operating groups of the Company.  We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance.

Table 9
Ferro Corporation and Subsidiaries
Reconciliation of Net Income to Adjusted EBITDA
	Three months ended
(Dollars in thousands)	March 31,
	2014		2013

Net Income Attributable to Ferro Corporation	$17,204		$883
Loss from Discontinued Operations, net of Income Tax	—		8,421
Interest Expense	5,884		7,297
Income Tax Expense	2,732		1,016
Depreciation and Amortization	11,336		13,264
Less Interest Amortization Expense and Other	(366)		(1,351)
Cost of Sales Adjustments	(209)		1,127
SG&A Adjustments	414		1,069
Restructuring and Impairment	4,352		9,454
Other Expense and (Income) Adjustments	1,859		(520)
Noncontrolling Interest Adjustments	(461)		(394)
Loss (gain) on Sale of assets and business	—		(8,954)
Solar Pastes Operations	—		323

Adjusted EBITDA	$42,745		$31,635

Net sales excluding precious metals	$378,449		$386,787
Adjusted EBITDA as a % of net sales excluding precious metals	11.3	%	8.2	%

It should be noted that adjusted EBITDA is a financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). Adjusted EBITDA is net income before the effects of discontinued operations, interest, income taxes, depreciation and amortization, nonrecurring adjustments to cost of sales, nonrecurring adjustments to SG&A, restructuring and impairment charges, nonrecurring adjustments to miscellaneous income and expense, and the gain and impact of solar operations on Q1 2013. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.